EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 29, 2010

BY AND AMONG

QUANTRX BIOMEDICAL CORPORATION,

NP ACQUISITION CORPORATION

AND

NURX PHARMACEUTICALS, INC.,

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 29, 2010, is entered into by and among QuantRx Biomedical Corporaton, a Nevada corporation (“Parent”), NP Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and NuRx Pharmaceuticals, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) declared the advisability of this Agreement and approved this Agreement and (ii) recommended the approval and adoption of this Agreement by the stockholders of the Company.

WHEREAS, Parent, as the sole stockholder of Merger Sub, and the board of directors of each of Parent and Merger Sub have declared the advisability of this Agreement and approved this Agreement.

WHEREAS, the Company Board, Parent, as the sole stockholder of Merger Sub, and the board of directors of each of Parent and Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement and Chapters 78 and 92A of the Nevada Revised Statutes (“Nevada Law”), and pursuant to the Articles of Merger substantially in the form attached as Exhibit A (the “Articles of Merger”), whereby each issued and outstanding share of the common stock, par value $0.001 per share (the “Common Shares”), of the Company (other than Common Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares (as defined in Section 2.01(d))), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering to Parent a Voting Agreement in substantially the form attached hereto as Exhibit B pursuant to which, subject to the terms and conditions set forth therein, such stockholders have agreed to vote all shares of the Company’s capital stock owned by it in favor of the adoption of this Agreement.

WHEREAS, the Company, Merger Sub and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger (as defined in Section 1.01).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01         The Merger.  At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of Nevada Law, Merger Sub shall be merged (the “Merger”) with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) of the Merger.

1.02         Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Nevada the Articles of Merger, executed in accordance with the relevant provisions of Nevada Law.  The Merger shall become effective on the date the Articles of Merger are filed with the Secretary of State of the State of Nevada or at such later date as is agreed to by the parties hereto and specified in the Articles of Merger (the date on which the Merger becomes effective is herein referred to as the “Effective Time”)  For purposes of administration, the Merger shall be deemed to have occurred at 12:00 p.m. on the Effective Time.

1.03         Effects of the Merger.  The Merger shall have the effects set forth herein, in the Articles of Merger and in Nevada Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.04        Articles of Incorporation and Bylaws of the Surviving Corporation.

(a)         At the Effective Time, the Articles of Incorporation of the Company shall be amended to read in its entirety as the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, provided that the name of the Surviving Corporation shall be “NuRx Pharmaceuticals, Inc.,” and as so amended shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law and the Surviving Corporation’s Articles of Incorporation and Bylaws.

(b)         The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law and the Surviving Corporation’s Articles of Incorporation and Bylaws.

1.05         Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation’s Articles of Incorporation and Bylaws.

1.06         Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.07         Closing.  Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego, California 92121, on the date which is most promptly practicable following the date of the satisfaction (or waiver if permissible) of all of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than the second (2nd) business day following such date, or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.08         Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in Law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB

2.01        Effect on Shares of Capital Stock.

(a)         Conversion of Common Shares of the Company.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, and (ii) those Common Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and extinguished and converted, subject to Section 2.03, into the right to receive 1.54448 validly issued, fully paid and nonassessable shares of common stock, $0.01 par value, of Parent (the “Parent Common Stock”), payable to the holder thereof (the “Merger Consideration”).  All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b)         Cancellation of Certain Common Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned Subsidiary as treasury stock or otherwise or owned by Merger Sub or Parent or any of their respective Subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)         Capital Stock of Merger Sub.  As of the Effective Time, each share of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Merger Sub Common Stock, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).  Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

(d)         Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with Nevada Law (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Nevada Law, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under Nevada Law.  If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration without any interest or dividends thereon, in accordance with Section 2.01(a).  The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to Nevada Law and received by the Company, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands.  Except as required by Nevada Law, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Common Shares or offer to settle or settle any such demands.

(e)         Fractional Shares.  No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded up or down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of Parent Common Stock as reported on the Over the Counter Bulletin Board during the 20 trading days ending (and including) the trading day immediately prior to the Effective Time.  The fractional share interests of each Company stockholder shall be aggregated, so that no Company stockholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Parent Common Stock.

2.02        Options and Warrants.

(a)         For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted to any current or former employee, consultant or director of the Company or any Subsidiary of the Company or any other person, whether under any stock option plan or otherwise (including, without limitation, under the Company’s 2007 Stock Compensation Plan of Company, as amended) (the “Company Stock Plan”).

(b)         At the Effective Time, the Company Stock Plan and all Options then outstanding under the Company Stock Plan shall be assumed by Parent in accordance with Section 5.15(a).

(c)         At the Effective Time, all warrants to purchase Common Shares or any other shares of Company capital stock then outstanding (the “Warrants”) shall be assumed by Parent in accordance with Section 5.15(b).

(d)         Prior to the Effective Time, the Company shall take all actions that are reasonable requested by Parent or are otherwise necessary or desirable to give effect to the transactions contemplated by this Section 2.02.

2.03        Payment for Common Shares in the Merger.

(a)         Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Agent”) for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration.  At or as promptly as practicable following the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, (i) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 2.01(a) in exchange for Company Shares outstanding immediately prior to the Effective Time, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.01(e) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being the “Exchange Fund”), which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.01(a) in accordance with the terms of this Agreement, and shall not be used to satisfy any other obligations of the Company or any of its Subsidiaries.  The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

(b)         As promptly as practicable after the Effective Time, but in no event later than ten (10) business days after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of certificates (the “Certificates”) that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent, and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

(c)         Upon surrender to the Agent of a Certificate for cancellation, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), the Merger Consideration in accordance with the instructions provided by such holder.  No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate.  If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.  Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, in the case of Certificates representing Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), only the right to receive the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.

(d)         The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby.  After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this ARTICLE 2.

(e)         Any portion of the Exchange Fund (including any amounts that may be payable to the former stockholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former stockholders of the Company upon the first (1st) anniversary of the Closing Date shall be delivered to Parent, upon demand, and any former stockholders of the Company who have not theretofore complied with this ARTICLE 2 shall, subject to Section 2.03(f), thereafter look to the Surviving Corporation only as general unsecured creditors thereof for the Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such stockholder.

(f)         None of Parent, the Surviving Corporation or Agent shall be liable to a holder of Certificates or any other person in respect of any Merger Consideration or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered by the sixth (6th) anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.03)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(g)         In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.  Parent and Company agree that, for U.S. federal income tax purposes, payments from the Exchange Fund to former stockholders pursuant to Section 2.03(c) shall not be treated as a dividend distribution even if the payments from the Exchange Fund are attributable to Company deposits into the Exchange Fund.

(h)         Each of the Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(i)         No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.01(e), until the holder of such Certificate shall surrender such Certificate.

2.04        Adjustment of the Merger Consideration.

(a)         The Merger Consideration payable pursuant to this ARTICLE 2 has been calculated based upon the representations and warranties made by the Company in Section 3.05. In the event that, at the Effective Time, the actual number of Common Shares outstanding and/or the actual number of Common Shares issuable upon the exercise of Options or Warrants or similar agreements, or upon conversion of securities (including without limitation, as a result of any stock split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Common Shares) or recapitalization) is greater than as described in Section 3.05 without giving effect to changes in the number of shares of Common Shares or the number of shares issuable upon the exercise of Options or Warrants outstanding as a result of (i) the exercise of Options or Warrants granted on or prior to the date hereof, or (ii) the issuance of Common Shares upon the exercise of Options or Warrants granted on or prior to the date hereof, the exercise of such Options or Warrants or the issuance of Common Shares upon the exercise of such Options or Warrants, the Merger Consideration shall be equitably adjusted downward. The provisions of this Section 2.04(a) shall not, in any event, adversely affect, constitute a waiver of or otherwise impair any of Parent’s or Merger Sub’s rights under this Agreement (including any of Parent’s or Merger Sub’s rights arising from any misrepresentation or breach of the representations and warranties set forth in Section 3.05 hereof).

(b)         The Merger Consideration payable pursuant to this ARTICLE 2 has been calculated based upon the representations and warranties made by Parent in Section 4.05. In the event that, at the Effective Time, the actual number of shares of Parent Common Stock outstanding and/or the actual number of shares of Parent Common Stock issuable upon the exercise of stock options or Parent Warrants or similar agreements, or upon conversion of securities (including without limitation, as a result of any stock split, reclassification, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock) or recapitalization) is greater than as described in Section 4.05 without giving effect to changes in the number of shares of Parent Common Stock or the number of shares issuable upon the exercise of stock options or Parent Warrants outstanding as a result of (i) the exercise of Options or Warrants granted on or prior to the date hereof, or (ii) the issuance of shares of Parent Common Stock upon the exercise of stock options or Parent Warrants granted on or prior to the date hereof, the exercise of such stock options or Parent Warrants or the issuance of shares of Parent Common Stock upon the exercise of such stock options or Parent Warrants, the Merger Consideration shall be equitably adjusted upward. The provisions of this Section 2.04(b) shall not, in any event, adversely affect, constitute a waiver of or otherwise impair any of the Company’s rights under this Agreement (including any of the Company’s rights arising from any misrepresentation or breach of the representations and warranties set forth in Section 4.05 hereof).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the disclosure schedule delivered by the Company to Merger Sub and Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular section of the Company Disclosure Schedule shall be deemed disclosed in another section of the Company Disclosure Schedule if disclosure with respect to the particular section is sufficient to make reasonably clear the relevance of the disclosure to such other section), the Company represents and warrants to each of Merger Sub and Parent as of the date hereof and as of the Effective Time that:

3.01         Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has all corporate powers required to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below).  A true and complete copy of the articles of incorporation of the Company as currently in effect has been filed with the Securities and Exchange Commission (the “SEC”) and referenced as an exhibit in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009, and a true and complete copy of the bylaws of the Company as currently in effect has been filed with the SEC and referenced as an exhibit in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009.  The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.  As used in this Agreement, the term “Company Material Adverse Effect” means any circumstance, effect, event, change or Proceeding that, individually or in the aggregate (i) had, or is reasonably likely to have, a materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than resulting from any Company Excluded Matter, (ii) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby (the “Transactions”) in accordance with the terms hereof or (iii) would reasonably be expected to result in Losses to the Company or Parent that exceed $1,000,000 (but only to the extent such Losses are not otherwise covered and reasonably likely to be paid by the Company’s insurance policy).  As used in this Agreement, “Company Excluded Matter” means any one or more of the following: (a) changes in general economic conditions which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, (b) changes affecting the specific industry in which the Company and its Subsidiaries operate which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole relative to other industry participants, (c) changes caused by the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (d) the taking of any action by the Company that has been previously approved in writing by Parent and Merger Sub, (e) changes resulting from a modification after the date of this Agreement in accounting rules or procedures announced by the Financial Accounting Standards Board with respect to U.S. generally accepted accounting principles, (f) changes resulting from a material breach of this Agreement by Parent or Merger Sub, (g) changes resulting from any modification in any Law applicable to the Company, (h) any failure of the Company to meet internal projections or analysts’ expectations for any financial period ending after the date of this Agreement (provided that the underlying causes of such failure shall not be excluded pursuant to this clause (h)) or (i) changes that are directly attributable to the announcement of this Agreement or the pendency of the Transactions.

3.02         Corporate Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Common Shares to approve and adopt this Agreement and to approve the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Laws affecting creditors’ rights generally and by general principles of equity.  At a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the Company Board duly and unanimously adopted resolutions (i) declaring that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger, in accordance with the requirements of Nevada Law, and (iii) recommending that the stockholders of the Company approve and adopt this Agreement.  To the knowledge of the Company, no state takeover statute is applicable to the Merger or the other Transactions.

3.03         Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind (“Governmental Authority”), other than (i) the filing of the Articles of Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and other applicable securities laws, whether federal, state or foreign, or (iii) actions, filings or notice the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.04         Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company or equivalent organization documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with, or result in a violation or breach of any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its Subsidiaries or by which any asset of the Company or any of its Subsidiaries is bound or affected, (c) conflict with, result in any breach, require any consent or action by another Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, amendment, cancellation, acceleration or require any payment under or other change of any right or obligation or the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (each, a “Contract” and, collectively, “Contracts”) applicable to the Company or any such Subsidiary or their respective properties or assets, or any permit affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any mortgage, pledge, lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”) on any asset of the Company or any Subsidiary of the Company with such exceptions, in the case of each of clauses (b), (c) and (d) of this Section 3.04, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.05         Company Capitalization.  The authorized capital stock of the Company consists of 150,000,000 shares of Common Shares and 5,000,000 shares of preferred stock, $0.001 par value per share, of the Company (“Preferred Stock”).  As of the date of this Agreement (i) 23,444,234 Common Shares were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 3,750,000 Common Shares were reserved for issuance pursuant to the Company Stock Plan, of which 2,038,061 Common Shares are subject to outstanding Options, (iv) 3,087,500 Common Shares were reserved for issuance pursuant to outstanding Warrants and (v) no Common Shares were held in the treasury of the Company.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Options or Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.  Except as set forth in this Section 3.05 and as otherwise set forth on Section 3.05 of the Company Disclosure Schedule, or for changes since the date of this Agreement resulting from the exercise of Options or Warrants outstanding on such date and disclosed on Section 3.05 of the Company Disclosure, there are not now, and at the Effective Time there will not be, any outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights, agreements or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or other equity interests in, the Company or any Subsidiary of the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company, (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, (vi) contractual obligations or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries, or (vii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the capital stock of the Company.  No capital stock of the Company is owned by any Subsidiary of the Company.  There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Option as a result of the Merger. All outstanding Company Shares, all outstanding Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

3.06        Subsidiaries.

(a)         A true and complete list of each Subsidiary of the Company is set forth in Section 3.06(a) of the Company Disclosure Schedule.  Each Subsidiary of the Company is an organization duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers required to own, lease and operate its properties and to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except for equity interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any Person.  No Subsidiary of the Company owns, directly or indirectly, any capital stock or other equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any Person, except for the capital stock and/or other equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, another wholly-owned Subsidiary of the Company. The Company has heretofore made available to Parent and Merger Sub a complete and correct copy of the articles of incorporation and the bylaws (or equivalent organizational documents) of each Subsidiary of the Company in full force and effect as of the date hereof.  No Subsidiary of the Company is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

(b)         All of the outstanding capital stock of, or other voting securities or equity or similar interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or equity or similar interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or equity or similar interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or equity or similar interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the capital stock of any of the Company’s Subsidiaries.

(c)         Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

3.07         Company SEC Documents; Financial Statements.  The Company has timely filed each statement, report, registration statement (with the prospectus in the form required to be filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing required to be filed with the SEC by the Company between January 1, 2007 and the date hereof, and, prior to the Effective Time, the Company will file any additional documents required to be filed with the SEC by the Company prior to the Effective Time (collectively, the “Company SEC Documents”).  In addition, the Company has made available to Parent all exhibits to the Company SEC Documents filed prior to the date hereof that are (a) requested by Parent; and (b) not available in complete form through EDGAR (“Requested Company Confidential Exhibits”) and will promptly make available to Parent all Requested Company Confidential Exhibits to any additional Company SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Company SEC Documents have been so filed.  As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document prior to the date hereof.  The financial statements of the Company, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC).  The Company Financial Statements fairly present the financial condition, operating results and cash flow of the Company and its Subsidiaries at the dates and during the periods presented therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).  There has been no change in the Company accounting policies except as described in the notes to the Company Financial Statements.

3.08        Disclosure Documents.

(a)         Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions (the “Company Disclosure Documents”), including the proxy or information statement of the Company which shall be part of Parent’s Registration Statement on Form S-4 (the “Registration Statement”) registering the shares of Parent Common Stock to be issued to the Company’s stockholders in connection with the Merger (collectively, the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the adoption of this Agreement and the Company Stockholders Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

(b)         (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 3.08(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

3.09       Litigation.  There is no litigation, suit, claim, action, proceeding or investigation (“Proceeding”) pending or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the knowledge of the Company, its stockholders or representatives (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) at law or in equity, or before any Governmental Authority, arbitrator or arbitration panel. Neither the Company nor any of its Subsidiaries, nor any material property or asset of the Company or any Subsidiary of the Company, is subject to any order, writ, injunction or decree against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party or, to the knowledge of the Company, by which any of the employees or representatives of the Company or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of the Company or any of its Subsidiaries as presently conducted.  To the knowledge of the Company, there is no investigation or review by any Governmental Authority or self-regulatory authority with respect to the Company or any of its Subsidiaries (excluding investigations and reviews of proprietary rights applications by the intellectual property offices of a Governmental Authority) or any of their respective employees (insofar as any such investigation or review relates to their activities with the Company or any of its Subsidiaries) pending or threatened, nor has any Governmental Authority or self-regulatory authority indicated to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, verbally, an intention to conduct the same.

3.10        Brokers’ Fees.  No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any of its Subsidiaries.

3.11        Environmental Matters.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)         no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, no Proceeding is pending and, to the knowledge of the Company, no investigation or review is pending or threatened and no Proceeding is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law;

(ii)         the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws and all permits required by Environmental Laws;

(iii)         there has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any hazardous substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

(iv)         there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and, to the knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

(b)         “Environmental Laws” shall mean all federal, state, local and foreign (including without limitation United Kingdom and European Union) statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are enacted or in effect, on or prior to the Closing Date.

(c)         There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries since January 1, 2007 that has not been delivered to Parent at least five business days prior to the date hereof.

(d)         For purposes of Section 3.11(c), the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

3.12       Taxes.

(a)         All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance in all material respects with all applicable Laws (taking into account any extension of time which has been granted within which to file), and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)         The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due or where Taxes are being contested in good faith, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with generally accepted accounting principles in the United States an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)         There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries.

(d)         No federal, state, local or foreign audits, examinations, investigations or other Proceedings are pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or its Subsidiaries.

(e)         There is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to the Company or any of its Subsidiaries.

(f)         Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(g)         Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(h) There is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

(i)         “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a Person or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of a Person or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a Person or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreements or arrangements pertaining to the sale or lease of assets of the Company or any of its Subsidiaries).

(j)         None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)         Section 3.12(k) of the Company Disclosure Schedule sets forth the following information with respect to the Company and its Subsidiaries: a list of (A) the federal and state income, franchise and occupation Tax Returns filed by or on behalf of the Company and its Subsidiaries for any taxable periods ended on or after September 30, 2003, (B) those federal and state income, franchise and occupation Tax Returns that have been audited and (C) those federal and state income, franchise and occupation Tax Returns that currently are the subject of an audit. The Company has made available to Parent correct and complete copies of all such Tax Returns and related examination reports, and related statements of deficiencies assessed against or agreed to by the Company since September 30, 2003.

3.13         Compliance with Law.  The Company and its Subsidiaries and their businesses and operations are and, since January 1, 2007 have been, in compliance with all Laws applicable to the Company or such Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries has in effect all material grants, authorizations, licenses, permits, variances, exceptions, consents, certificates, approvals, and orders (collectively, “Permits”) necessary for it to own, lease or otherwise hold and to operate its real properties and tangible assets and to carry on its businesses and operations as now conducted. Since January 1, 2007, there have occurred no material defaults (with or without notice or lapse of time or both) under, violations of, or events giving to others any right of termination, amendment or cancellation, with or without notice or lapse of time or both, of, any such Permit. The Transactions would not reasonably be expected to cause the revocation or cancellation (with or without notice or lapse of time or both) of any such Permit.

3.14         Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three years there has not been any such action.  Since January 1, 2007, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign applicable Law or regulation which is similar to the WARN Act.

3.15        Intellectual Property.

(a)         “Proprietary Rights” means all intellectual property and proprietary rights throughout the world including (i) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology and patents, patent applications and patent disclosures in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals and extensions; (ii) trademarks (whether registered or unregistered), service marks, trade dress, trade names, corporate names, Internet domain names and other indicia of source, applications or registrations in any jurisdiction pertaining to the foregoing, together with all goodwill associated with each of the foregoing; (iii) rights of copyright (whether registered or unregistered), copyrighted and copyrightable works of authorship in any medium or other works, applications or registrations in any jurisdiction pertaining to the foregoing and all moral rights related thereto; (iv) trade secrets and confidential information (including inventions, know-how, research and development information, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (v) computer software and software systems (including data, source code and object code, programming tools, specifications, databases and related documentation); and (vi) all other intellectual property or proprietary rights of any kind.

(b)         The Company or its Subsidiaries exclusively own, free and clear of any and all Liens (other than non-exclusive licenses granted in the ordinary course) all of the Proprietary Rights, or have a valid right to use and otherwise own and possess all right, title and interest in and to all of the Proprietary Rights that are, to the Company’s knowledge, necessary for the operation of Company’s and its Subsidiaries’ businesses (collectively, the “Company Proprietary Rights”). Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s ownership of or use of any of the Company Proprietary Rights, or challenging the effectiveness or enforceability of any licenses of Proprietary Rights to the Company or any of its Subsidiaries, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company does not so own or is not so licensed any such Proprietary Right.

(c)         Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in Company Proprietary Rights and to maintain the confidentiality of all information that constitutes or constituted a trade secret of the Company or any of its Subsidiaries.  All current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have made material contributions to the development of any Company products or have conceived, developed or reduced to practice any Company Proprietary Rights have executed and delivered proprietary information, confidentiality, assignment or consulting agreements, as applicable, substantially in the Company’s standard forms (copies of which have been made available to Parent), pursuant to which such employees, consultants or contractors, as the case may be, have an obligation to disclose the creation of any inventions and assign to the Company or a Subsidiary, as applicable, all right, title and interest in and to any inventions and other Company Proprietary Rights created by such employee, consultant or contractor in conjunction with their work for or on behalf of the Company or its Subsidiaries, except where the failure to obtain such agreements does not have a Company Material Adverse Effect.  To the Company’s knowledge, no such employee, consultant or contractor is in breach of any such agreements.  None of the Company’s trade secrets have been disclosed to any Person, other than pursuant to an adequate form of written confidentiality agreement, except where the failure to obtain such agreement does not have a Company Material Adverse Effect on the protection of such trade secrets.

(d)         The Company Proprietary Rights have been duly registered, filed in or issued by the appropriate governmental entity where such registration, filing or issuance is necessary or appropriate for the operation of the Company’s and its Subsidiaries’ businesses as conducted as of the date hereof.  All Company Proprietary Rights, where registered, are subsisting and, to the knowledge of the Company, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or in part, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Proprietary Rights or alleging any misuse of such Company Proprietary Rights, except for office actions in the ordinary course of prosecution.  The Company and its Subsidiaries have taken all required actions and paid all required fees with respect to maintenance of the registered Company Proprietary Rights.

(e)         To its knowledge, neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, misappropriation, disclosure or violation of any Proprietary Rights used or owned by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Proprietary Rights owned or used by the Company or its Subsidiaries (excluding actions of the relevant jurisdiction’s patent and trademark office or other governmental intellectual property office).

(f)         The Company and its Subsidiaries are not, and, to the knowledge of the Company, no other party to any license, sublicense or other agreement relating to Company Proprietary Rights is, in violation or default thereof and no event has occurred that with or without notice or lapse of time would constitute a violation or default thereof or permit the termination, modification or acceleration thereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not (i) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement; (ii) result in the termination or modification of any such license, sublicense or agreement; or entitle any other party to terminate or modify such license, sublicense or agreement; (iii) entitle any Person to claim any right to use or practice under any of the Surviving Corporation’s, Parent’s or any of their respective Affiliates’ Proprietary Rights; or (iv) materially alter, encumber or impair or result in the termination of any Company Proprietary Rights.

(g)         Neither the operation of the Company’s business as currently conducted, nor any activity of the Company, conflicts with, infringes or misappropriates the Proprietary Rights (excluding Patents) of any other Person, and to the knowledge of the Company (without any duty to perform patent searches), any patents owned by any other Person in any jurisdiction where the Company currently conducts business.  Neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Proprietary Rights of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company or any of its Subsidiaries, nor to the knowledge of the Company, is there a reasonable basis therefor.

(h)         To the knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no infringement, violation, disclosure or misappropriation by any third party of any of the Company Proprietary Rights.  Neither the Company nor any of its Subsidiaries has made any Claim of any infringement or misappropriation by any third party of the Company Proprietary Rights, which Claim is pending as of the date hereof.

(i)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has not been in violation of, and is in compliance with, the Export Administration Act.

3.16       Absence of Certain Changes or Events.  Since January 1, 2007, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries of the Company have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Subsidiary of the Company has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

3.17       Employee Benefit Plans.

(a)         Section 3.17(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary of the Company is a party, with respect to which the Company or any Subsidiary of the Company has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary of the Company for the benefit of any current or former employee, officer or director of the Company or any Subsidiary of the Company, (ii) each employee benefit plan for which the Company or any Subsidiary of the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary of the Company could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary of the Company and any employee of the Company or any Subsidiary of the Company including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary of the Company (collectively, the “Company Plans”). The Company has made available to Parent a true and complete copy of (i) such Company Plans, (ii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, if any, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a Company Plan.

(b)         None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary of the Company could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Company Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary of the Company to pay separation, severance, termination or similar-type benefits solely or artially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary of the Company to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary of the Company and non of the Company Plans is a self-insured group health plan. Each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c)           Each Company Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. The Company and the Subsidiary of the Company have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(d)           Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Company Plan for which determination letters are currently available that the Company Plan is so qualified and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(e)           There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or reportable event (within the meaning of Section 4043 of ERISA) with respect to any Company Plan. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which would reasonably be expected to give rise to any such liability.

(f)           All contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which would reasonably be expected to give rise to any such challenge or disallowance.

(g)           All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries of the Company are under written obligation to the Company and the Subsidiaries of the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries of the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(h)           Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005.

3.18         Property and Leases.

(a)           The Company and its Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.

(b)           Each parcel of real property owned or leased by the Company or any Subsidiary of the Company (i) is owned or leased free and clear of all Liens and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:  (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Subsidiary of the Company for the purposes for which it is currently being used; and (ii) there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Subsidiary of the Company.

3.19         Material Contracts.  The Company has filed with the SEC copies of all material contracts that were required to be filed with the Company SEC Documents and there is no other contract or agreement that is material to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:  (a) none of the Company or any Subsidiary of the Company has received any claim of default under any contract to which it is a party and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any such contract; (b) to the Company’s knowledge, no other party is in breach or violation of, or default under, any such contract and (c) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company’s rights under any such contract.

3.20         Insurance.  The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

3.21         Amendment to Company Rights Plan.  The Company has irrevocably amended, and the Company Board has taken all necessary action to irrevocably amend, the Stockholder Rights Agreement, dated as of June 1, 2009, between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Company Rights Plan”), so that (a) Parent and Merger Sub shall each be deemed to be an Exempt Person (as defined in the Company Rights Plan) solely in connection with the approval, execution and delivery of this Agreement and the Voting Agreement, and any of the transactions contemplated thereby, including, but not limited to, the Merger, (b) none of the execution or delivery of this Agreement or the Voting Agreement, the consummation of the Merger, or the consummation of any other Transaction will result in (i) the occurrence of the “flip-in event” described under Section 11 of the Company Rights Plan, (ii) the occurrence of the “flip-over event” described in Section 13 of the Company Rights Plan, or (iii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing issued and outstanding Common Shares, and (c) the Rights will expire pursuant to the terms of the Company Rights Plan at the Effective Time and the Company Rights Plan will terminate immediately prior to the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Except as set forth in the corresponding section of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular section of the Parent Disclosure Schedule shall be deemed disclosed in another section of the Parent Disclosure Schedule if disclosure with respect to the particular section is sufficient to make reasonably clear the relevance of the disclosure to such other section), each of Parent and Merger Sub represents and warrants to the Company as of the date hereof and as of the Effective Time that:

4.01         Corporate Existence and Power.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all corporate powers required to own, lease and operate its properties and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below).  True and complete copies of the articles of incorporation of Parent as currently in effect and the bylaws of Parent as currently in effect have been filed with the SEC and referenced as an exhibit in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2008.  As used in this Agreement, the term “Parent Material Adverse Effect” means any circumstance, effect, event, or change that, individually or in the aggregate (i) had, or is reasonably likely to have, a materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, other than resulting from any Parent Excluded Matter or (ii) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of the Parent, Merger Sub and their respective Subsidiaries to perform their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.  “Parent Excluded Matter” means any one or more of the following: (a) changes in general economic conditions which do not have a materially disproportionate effect on Parent and its Subsidiaries taken as a whole, (b) changes affecting the specific industry in which Parent and its Subsidiaries operate which do not have a materially disproportionate effect on Parent and its Subsidiaries taken as a whole relative to other industry participants, (c) changes caused by the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (d) the taking of any action by Parent that has been previously approved in writing by the Company, (e) changes resulting from a modification after the date of this Agreement in accounting rules or procedures announced by the Financial Accounting Standards Board with respect to U.S. generally accepted accounting principles, (f) changes resulting from a material breach of this Agreement by the Company, (g) changes resulting from any modification in any Law applicable to Parent, (h) any failure of Parent to meet internal projections or analysts’ expectations for any financial period ending after the date of this Agreement (provided that the underlying causes of such failure shall not be excluded pursuant to this clause (h)) or (i) changes that are directly attributable to the announcement of this Agreement or the pendency of the Transactions.

4.02         Corporate Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions are within Parent’s corporate powers and have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Transactions.  The execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the Transactions are within Merger Sub’s corporate powers and have been duly authorized by all necessary corporate action on the part of Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by Parent as the holder of a majority of the outstanding shares of Merger Sub Common Stock and the filing of appropriate merger documents as required by Nevada Law).  The board of directors of Merger Sub has unanimously approved and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the requirements of Nevada Law and resolved to recommend to Parent that it vote in favor of the adoption of this Agreement and the Transactions, including the Merger, in accordance with Nevada Law.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Laws affecting creditors’ rights generally and by general principles of equity.  Since incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.  Parent owns all of the issued and outstanding shares of Merger Sub capital stock, free and clear of any Liens. To the knowledge of Parent and Merger Sub, no state takeover statute is applicable to the Merger or the other Transactions.

4.03         Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Articles of Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (ii) actions, filings or notice the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.04         Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or by which any asset of Parent or Merger Sub or any of their respective Subsidiary is bound or affected, or (c) conflict with, result in any breach, require any consent or action by another Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, amendment, cancellation, acceleration or require any payment under or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub or any of their respective Subsidiaries is entitled under any provision of any Contract applicable to Parent  or Merger Sub or any of their respective Subsidiaries or their respective properties or assets, or any Permit affecting, or relating in any way to, the assets or business of Parent and Merger Sub or (d) result in the creation or imposition of any Lien on any asset of Parent, Merger Sub or any of their respective Subsidiaries, with such exceptions, in the case of each of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.05         Parent Capitalization.  The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, $0.01 par value (“Parent Preferred Stock”).  As of the date hereof, of the Parent Preferred Stock, 9,750,000 shares have been designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 10,000,000 have been designated as Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”).  As of the date hereof, there were issued and outstanding 44,427,630 shares of Common Stock, zero shares of Series A Preferred Stock and 4,060,397 shares of Series A-1 Preferred Stock.  There are no other outstanding shares of capital stock or voting securities of Parent other than shares of Parent Common Stock issued after that same date upon the exercise of options issued under Parent’s 2007 Incentive and Non-Qualified Stock Option Plan and 1997 Incentive and Non-Qualified Stock Option Plan (the “Parent Stock Plans”).  All outstanding shares of Parent Common Stock and Series A-1 Preferred Stock have been, and all shares of Parent Common Stock issuable upon exercise of options and warrants will be, when issued in accordance with their respective terms thereof, duly authorized, validly issued, fully paid and are (or in the case of shares that have not yet been issued, will be) nonassessable and free of preemptive rights.  As of the close of business on that same date, Parent has reserved 9,272,500 shares of Parent Common Stock for issuance to employees, directors and independent contractors pursuant to the Parent Stock Plans, of which 2,855,500 shares are subject to outstanding, unexercised options (the “Parent Options”), and 14,784,347 shares of Parent Common Stock are reserved for issuance pursuant to outstanding warrants (the “Parent Warrants”).  Except as set forth in this Section 4.05, or for changes since the date of this Agreement resulting from the exercise of Parent Options or Parent Warrants outstanding on such date and disclosed on Section 4.05 of the Parent Disclosure, there are not now, and at the Effective Time there will not be, any outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, (iii) options, warrants or other rights, agreements or arrangements to acquire from Parent, or other obligations or commitments of Parent to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or other equity interests in, Parent or any Subsidiary of Parent, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Parent, (v) voting trusts, proxies or other similar agreements or understandings to which Parent or any of its Subsidiaries is a party granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Parent’s board of directors or by which Parent or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Parent or any of its Subsidiaries, (vi) contractual obligations or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Parent or any of its Subsidiaries, or (vii) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the capital stock of Parent.  No capital stock of Parent is owned by any Subsidiary of Parent. There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the Merger. All outstanding Parent Common Stock, all Parent Options, all Parent Warrants, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

4.06         Disclosure Documents.  The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.  Parent shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC.  The Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time of the filing of the Registration Statement or any supplement or amendment thereto.

4.07      Subsidiaries.

(a)         A true and complete list of each Subsidiary of Parent is set forth in Section 4.07(a) of the Parent Disclosure Schedule.  Each Subsidiary of Parent is an organization duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers required to own, lease and operate its properties and to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Except for equity interests in its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any Person.  No Subsidiary of Parent owns, directly or indirectly, any capital stock or other equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any Person, except for the capital stock and/or other equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, another wholly-owned Subsidiary of Parent. Parent has heretofore made available to the Company a complete and correct copy of the articles of incorporation and the bylaws (or equivalent organizational documents) of each Subsidiary of Parent in full force and effect as of the date hereof.  No Subsidiary of Parent is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

(b)         All of the outstanding capital stock of, or other voting securities or equity or similar interests in each Subsidiary of Parent is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or equity or similar interests in any Subsidiary of Parent, (ii) options, warrants or other rights or arrangements to acquire from Parent or any of its Subsidiaries, or other obligations or commitments of Parent or any of its Subsidiaries to issue, any capital stock of or other voting securities or equity or similar interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or equity or similar interests in, any Subsidiary of Parent, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of Parent.  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the capital stock of any of the Parent’s Subsidiaries.

(c)         Neither Parent nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of Parent).

4.08        Parent SEC Documents; Financial Statements.  Parent has timely filed each statement, report, registration statement (with the prospectus in the form required to be filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing required to be filed with the SEC by Parent between January 1, 2007 and the date hereof, and, prior to the Effective Time, Parent will file any additional documents required to be filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”).  In addition, Parent has made available to the Company all exhibits to the Parent SEC Documents filed prior to the date hereof that are (a) requested by the Company; and (b) not available in complete form through EDGAR (“Requested Parent Confidential Exhibits”) and will promptly make available to the Company all Requested Parent Confidential Exhibits to any additional Parent SEC Documents filed prior to the Effective Time.  All documents required to be filed as exhibits to the Parent SEC Documents have been so filed.  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document prior to the date hereof.  The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC).  The Parent Financial Statements fairly present the consolidated financial condition, operating results and cash flow of Parent and its Subsidiaries at the dates and during the periods presented therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).  There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

4.09         Issuance of Shares.  The issuance and delivery of the Parent Common Stock as Merger Consideration in accordance with this Agreement shall be, at or prior to the Effective Time, duly authorized by all necessary corporate action on the part of Parent, and, when issued at the Effective Time as contemplated hereby, such shares of Parent Common Stock will be duly and validly issued, fully paid and nonassessable.  Such Parent Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens and encumbrances and adverse claims, other than restrictions on transfer created by applicable securities Laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.

4.10         Litigation.  There is no Proceeding pending or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of Parent or any of its Subsidiaries or, to the knowledge of Parent, its stockholders or representatives (in each case insofar as any such matters relate to their activities with Parent or any of its Subsidiaries) at law or in equity, or before any Governmental Authority, arbitrator or arbitration panel. Neither Parent nor any of its Subsidiaries, nor any material property or asset of Parent or any Subsidiary of Parent, is subject to any order, writ, injunction or decree against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party or, to the knowledge of Parent, by which any of the employees or representatives of Parent or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of Parent or any of its Subsidiaries as presently conducted.  To the knowledge of Parent, there is no investigation or review by any Governmental Authority or self-regulatory authority with respect to Parent or any of its Subsidiaries (excluding investigations and reviews of proprietary rights applications by the intellectual property offices of a Governmental Authority) or any of their respective employees (insofar as any such investigation or review relates to their activities with Parent or any of its Subsidiaries) pending or threatened, nor has any Governmental Authority or self-regulatory authority indicated to Parent or any of its Subsidiaries in writing or, to the knowledge of Parent, verbally, an intention to conduct the same.

4.11         Brokers’ Fees.  No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its Subsidiaries.

4.12         Environmental Matters.

 (a)         Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i)         no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, no Proceeding is pending and, to the knowledge of Parent, no investigation or review is pending or threatened and no Proceeding is threatened by any Governmental Authority or other Person relating to or arising out of any failure of Parent or any of its Subsidiaries to comply with any Environmental Law;

(ii)         Parent and its Subsidiaries are and have been in material compliance with all Environmental Laws and all Permits required by Environmental Laws;

(iii)         there has been no release by Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries would reasonably be expected to be liable by contract or by operation of Law, of any hazardous substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries; and

(iv)         there are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and, to the knowledge of Parent, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

(b)         There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Parent has knowledge in relation to the current or prior business of Parent or any of its Subsidiaries or any property or facility now or previously owned or leased by Parent or any of its Subsidiaries since January 1, 2007 that has not been delivered to the Company at least five business days prior to the date hereof.

(c)         For purposes of Section 4.12(b), the terms “Parent” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Parent or any of its Subsidiaries.

4.13       Taxes.

(a)         All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance in all material respects with all applicable Laws (taking into account any extension of time which has been granted within which to file), and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)         Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due or where Taxes are being contested in good faith, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with generally accepted accounting principles in the United States an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

(c)         There are no material Liens or encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries.

(d)         No federal, state, local or foreign audits, examinations, investigations or other Proceedings are pending or, to the knowledge of Parent, threatened with regard to any Taxes or Tax Returns of Parent or its Subsidiaries.

(e)         There is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to Parent or any of its Subsidiaries.

(f)         Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(g)         Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(h)        There is no Contract or other arrangement, plan or agreement by or with Parent or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by Parent or any of its subsidiaries that would not be deductible by Parent or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

(i)        None of Parent and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)        Section 4.13(j) of Parent Disclosure Schedule sets forth the following information with respect to Parent and its Subsidiaries: a list of (A) the federal and state income, franchise and occupation Tax Returns filed by or on behalf of Parent and its Subsidiaries for any taxable periods ended on or after December 31, 2003, (B) those federal and state income, franchise and occupation Tax Returns that have been audited and (C) those federal and state income, franchise and occupation Tax Returns that currently are the subject of an audit. Parent has made available to the Company correct and complete copies of all such Tax Returns and related examination reports, and related statements of deficiencies assessed against or agreed to by Parent since December 31, 2003.

4.14        Compliance with Law.  Parent and its Subsidiaries and their businesses and operations are and, since January 1, 2007 have been, in compliance with all Laws applicable to Parent or such Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and its Subsidiaries has in effect all material Permits necessary for it to own, lease or otherwise hold and to operate its real properties and tangible assets and to carry on its businesses and operations as now conducted. Since January 1, 2007, there have occurred no material defaults (with or without notice or lapse of time or both) under, violations of, or events giving to others any right of termination, amendment or cancellation, with or without notice or lapse of time or both, of, any such Permit. The Transactions would not reasonably be expected to cause the revocation or cancellation (with or without notice or lapse of time or both) of any such Permit.

4.15        Labor and Employment Matters.  Neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of Parent to organize any employees of Parent or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three years there has not been any such action.  Since January 1, 2007, (i) there has been no “mass layoff” or “plant closing” as defined by the WARN Act in respect of Parent or its Subsidiaries, and (ii) neither Parent nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign applicable Law or regulation which is similar to the WARN Act.

4.16        Intellectual Property.

(a)        Parent or its Subsidiaries exclusively own, free and clear of any and all Liens (other than non-exclusive licenses granted in the ordinary course) all of its Proprietary Rights, or have a valid right to use and otherwise own and possess all right, title and interest in and to all of the Proprietary Rights that are, to Parent’s knowledge, necessary for the operation of Parent’s and its Subsidiaries’ businesses (collectively, the “Parent Proprietary Rights”).  Neither Parent nor any of its Subsidiaries has received any notice or claim challenging Parent’s ownership of or use of any of the Parent Proprietary Rights, or challenging the effectiveness or enforceability of any licenses of Proprietary Rights to Parent or any of its Subsidiaries, nor to the knowledge of Parent is there a reasonable basis for any claim that Parent does not so own or is not so licensed any such Proprietary Right.

(b)        Each of Parent and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in the Parent Proprietary Rights and to maintain the confidentiality of all information that constitutes or constituted a trade secret of Parent or any of its Subsidiaries.  All current and former employees, consultants and contractors of Parent or any of its Subsidiaries who have made material contributions to the development of any Parent products or have conceived, developed or reduced to practice any Parent Proprietary Rights have executed and delivered proprietary information, confidentiality, assignment or consulting agreements, as applicable, substantially in Parent’s standard forms (copies of which have been made available to the Company) pursuant to which such employees, consultants or contractors, as the case may be, have an obligation to disclose the creation of any inventions and assign to Parent or any of its Subsidiary, as applicable, all right, title and interest in and to any inventions and other Parent Proprietary Rights created by such employee, consultant or contractor in conjunction with their work for or on behalf of Parent or its Subsidiaries, except where the failure to obtain such agreements does not have a Parent Material Adverse Effect.  To Parent’s knowledge, no such employee, consultant or contractor is in breach of any such agreements.  None of Parent’s trade secrets have been disclosed to any Person, other than pursuant to an adequate form of written confidentiality agreement, except where the failure to obtain such agreement does not have a Parent Material Adverse Effect on the protection of such trade secrets.

(c)        The Parent Proprietary Rights have been duly registered, filed in or issued by the appropriate governmental entity where such registration, filing or issuance is necessary or appropriate for the operation of the Company’s and its Subsidiaries’ businesses as conducted as of the date hereof.  All Parent Proprietary Rights, where registered, are subsisting and, to the knowledge of Parent, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or in part, and neither Parent nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Parent Proprietary Rights or alleging any misuse of such Parent Proprietary Rights, except for office actions in the ordinary course of prosecution.  Parent and its Subsidiaries have taken all required actions and paid all required fees with respect to maintenance of the registered Parent Proprietary Rights.

(d)        To its knowledge, neither Parent nor any of its Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, misappropriation, disclosure or violation of any Proprietary Rights used or owned by any Person against Parent or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Proprietary Rights owned or used by Parent or its Subsidiaries (excluding actions of the relevant jurisdiction’s patent and trademark office or other governmental intellectual property office).

(e)        Parent and its Subsidiaries are not, and, to the knowledge of Parent, no other party to any license, sublicense or other agreement relating to Parent Proprietary Rights is, in violation or default thereof and no event has occurred that with or without notice or lapse of time would constitute a violation or default thereof or permit the termination, modification or acceleration thereunder.  The execution and delivery of this Agreement by Parent and the consummation by Parent of the Transactions will not (i) cause Parent or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement; (ii) result in the termination or modification of any such license, sublicense or agreement, or entitle any other party to terminate or modify such license, sublicense or agreement; (iii) entitle any Person to claim any right to use or practice under any of the Surviving Corporation’s, the Company’s or any of their respective Affiliates’ Proprietary Rights; or (iv) materially alter, encumber or impair or result in the termination of any Parent Proprietary Rights.

(f)        Neither the operation of Parent’s business as currently conducted, nor any activity of Parent, conflicts with, infringes or misappropriates the Proprietary Rights (excluding Patents) of any other Person, and to the knowledge of Parent (without any duty to perform patent searches), any patents owned by any other Person in any jurisdiction where Parent currently conducts business.  Neither Parent nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Proprietary Rights of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of Parent or any of its Subsidiaries, nor to the knowledge of Parent, is there a reasonable basis therefor.

(g)        To the knowledge of Parent and except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no infringement, violation, disclosure or misappropriation by any third party of any of the Parent Proprietary Rights.  Neither Parent nor any of its Subsidiaries has made any Claim of any infringement or misappropriation by any third party of the Parent Proprietary Rights, which Claim is pending as of the date hereof.

(h)        Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent has not been in violation of, and is in compliance with, the Export Administration Act.

4.17        Absence of Certain Changes or Events.  Since January 1, 2007, except as expressly contemplated by this Agreement, (a) Parent and the Subsidiaries of Parent have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Parent Material Adverse Effect, and (c) none of Parent or any Subsidiary of Parent has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02.

4.18        Employee Benefit Plans.

(a)        Section 4.18(a) of Parent Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which Parent or any Subsidiary of Parent is a party, with respect to which Parent or any Subsidiary of Parent has any obligation or which are maintained, contributed to or sponsored by Parent or any Subsidiary of Parent for the benefit of any current or former employee, officer or director of Parent or any Subsidiary of Parent, (ii) each employee benefit plan for which Parent or any Subsidiary of Parent could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Parent or any Subsidiary of Parent could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between Parent or any Subsidiary of Parent and any employee of Parent or any Subsidiary of Parent including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of Parent or any Subsidiary of Parent (collectively, the “Parent Plans”). Parent has made available to the Company a true and complete copy of (i) such Parent Plans, (ii) the most recently filed IRS Form 5500, if any, (iii) the most recent summary plan description for each Parent Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Parent Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a Parent Plan.

(b)        None of Parent Plans is a Multiemployer Plan or Multiple Employer Plan. None of Parent Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates Parent or any Subsidiary of Parent to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates Parent or any Subsidiary of Parent to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of Parent Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Parent or any Subsidiary of Parent and none of the Parent Plans is a self-insured group health plan. Each of Parent Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c)        Each Parent Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and the Subsidiary of Parent have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Parent Plan. No Action is pending or, to the knowledge of Parent, threatened with respect to any Parent Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and, to the knowledge of Parent, no fact or event exists that would reasonably be expected to give rise to any such Action.

(d)        Each Parent Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to Parent Plan for which determination letters are currently available that Parent Plan is so qualified and each trust established in connection with any Parent Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Parent Plan or the exempt status of any such trust.

(e)        There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or reportable event (within the meaning of Section 4043 of ERISA) with respect to any Parent Plan. Neither Parent nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which would reasonably be expected to give rise to any such liability.

(f)           All contributions, premiums or payments required to be made with respect to any Parent Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which would reasonably be expected to give rise to any such challenge or disallowance.

(g)          All directors, officers, management employees, and technical and professional employees of Parent and the Subsidiaries of Parent are under written obligation to Parent and the Subsidiaries of Parent to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Parent and the Subsidiaries of Parent all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(h)          Each Parent Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005.

4.19       Property and Leases

(a)          The Parent and its Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)          Each parcel of real property owned or leased by Parent or any of its Subsidiaries (i) is owned or leased free and clear of all Liens and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Parent, has any such condemnation, expropriation or taking been proposed.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:  (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by Parent or any of its Subsidiaries for the purposes for which it is currently being used and (ii) there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by Parent or any of its Subsidiaries.

4.20        Material Contracts.  The Parent has filed with the SEC copies of all material contracts that were required to be filed with Parent SEC Documents and there is no other contract or agreement that is material to the financial condition or results of operations of Parent and its Subsidiaries taken as a whole.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:  (a) none of Parent or any Subsidiary of Parent has received any claim of default under any contract to which it is a party and none of Parent or any of its Subsidiaries is in breach or violation of, or default under, any such contract; (b) to Parent’s knowledge, no other party is in breach or violation of, or default under, any such contract and (c) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of Parent’s rights under any such contract.

4.21        Insurance.  The Parent and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent and its Subsidiaries (taking into account the cost and availability of such insurance).

ARTICLE 5

COVENANTS

5.01        Conduct of Business of the Company.  Except for matters expressly required, permitted or contemplated by this Agreement, set forth in Section 5.01 of the Company Disclosure Schedule, or as otherwise consented to in advance in writing by Parent, from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, maintain in effect all of its Permits necessary to conduct its business in the ordinary course consistent with past practice and (i) preserve intact its material assets, material proprietary rights of the Company and current business organization, (ii) keep available the services of its directors, officers and key employees, and (iii) preserve its relationships with its customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with it with the objective of preserving unimpaired their goodwill and ongoing business.  In addition, without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or set forth in Section 5.01 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, repurchase, redeem or otherwise acquire any capital stock of the Company or capital stock of the Subsidiaries of the Company (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its Subsidiaries), other than pursuant to currently existing Contracts providing for the repurchase of the Company’s capital stock upon the departure or termination of an employee, (v) amend any term of any capital stock of the Company or of its Subsidiaries (in each case, whether by merger, consolidation or otherwise), or (vi) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by the Company in any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its Subsidiaries;

(b)          authorize for issuance, issue, deliver, sell, grant, pledge, transfer, or agree or commit to issue, sell or deliver or otherwise encumber or dispose of or subject to any Lien (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), any shares of the Company’s capital stock or the capital stock of any of its Subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), other than the issuance and delivery of Common Shares upon the exercise of Options or Warrants that are outstanding on the date of this Agreement;

(c)          amend or change its Articles of Incorporation, Bylaws or comparable organizational documents (whether by merger, consolidation or otherwise);

(d)          acquire (i) any material amount of stock or assets of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise or (ii) any other material assets (other than assets acquired in the ordinary course of business for amounts that are consistent with past practice);

(e)          (i) establish or acquire any Subsidiary other than wholly-owned Subsidiaries or Subsidiaries organized outside of the United States and its territorial possessions or (ii) amend, modify or waive any term of any outstanding security of the Company or any of its Subsidiaries;

(f)          pledge, transfer, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material Subsidiary of the Company or any of the assets or properties of the Company or any of its material Subsidiaries, except for  (i) immaterial properties or assets (or immaterial portions of properties or assets) or (ii) pursuant to existing contracts or commitments for inventory in the ordinary course of business consistent with past practice;

(g)          (i) grant to any current or former director, officer, employee or consultant of the Company or any Subsidiary of the Company any increase in any manner in compensation or benefits, or pay any bonus thereto except (x) increases in base salaries of non-executive officer employees in accordance with past practices so long as such increases do not exceed 5% of the aggregate current annualized base salaries of all non-executive officer employees of the Company and Subsidiaries of the Company, or (y) bonuses granted in the ordinary course consistent with past practice, (ii) terminate any employee other than in the ordinary course of business or grant or pay to any current or former director, officer, employee or consultant of the Company or any Subsidiary of the Company any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under applicable Law or existing plans, policies, agreements or arrangements of the Company, (iii) establish, adopt, enter into or amend any employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof (other than entering into offer letters that contemplate “at will” employment without severance benefits or as otherwise permissible under this Section 5.01) or collective bargaining agreement except to the extent required under applicable Law, (iv) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company benefit plan, or (v) make any Person a beneficiary of any retention or severance plan under which such Person is not, as of the date of this Agreement, a beneficiary which would entitle such Person to payments, vesting, acceleration, or any other right as a consequence of consummation of the Transactions and/or termination of employment;

(h)          (i) assume, purchase, repurchase, prepay or incur any Indebtedness, including by way of a guarantee, issuance or sale of debt securities or any merger, business combination or other acquisition, (ii) issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (iii) guarantee any debt securities of others or enter into any “keep well” or other agreement to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iv) create any Lien on any material asset of the Company or any of its Subsidiaries, (v) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any other Person, other than to the Company or any of its wholly owned Subsidiaries, or (iv) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the Subsidiaries of the Company permitted under this Agreement;

(i)          adopt or put into effect a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its material Subsidiaries, other than any transaction specifically contemplated by this Agreement;

(j)           institute, settle, or agree to settle any material pending or threatened suit, action, claim or litigation, before any arbitrator, court or other Governmental Authority (for the avoidance of doubt, any settlement or Claim, consent decree which involves a conduct remedy or injunctive, equitable or similar relief or has a restrictive impact on business or involves payments in excess of $100,000 in the aggregate shall be deemed to be material);

(k)          agree to (i) any exclusivity provision or covenant of the Company or any of its Subsidiaries not to compete with the business of any other Person, or (ii) any other covenant of the Company or any of its Subsidiaries restricting in any material respect the development, manufacture, marketing or distribution of the products or services of the Company or any of its Subsidiaries or otherwise limiting in any material respect the freedom of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Parent or any of its Affiliates in any material respect after the consummation of the Merger or the Transactions;

(l)           enter into any new line of business;

(m)         other than as expressly permitted by Section 5.10, take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the Transactions;

(n)          take any action that would, or would be reasonably likely to, make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any material respect at, or as of any time before, the Effective Time, or take any action that would, or would be reasonably likely to, result in, or omit to take any action necessary to prevent, any of the conditions to the Merger set forth in ARTICLE 6 not being satisfied; or

(o)          (i) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (ii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and its Subsidiaries taken as a whole; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(o) or Section 5.01(h);

(p)         amend, modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of the Company’s rights thereunder, other than in the ordinary course of business and consistent with past practice;

(q)         take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(r)          make any tax election or settle or compromise any United States federal, state, local or non-United States income tax liability;

(s)          pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company as at September 30, 2009, or subsequently incurred in the ordinary course of business and consistent with past practice; or

(t)          announce an intention, authorize, resolve, commit or agree to take any of the foregoing actions.

5.02        Conduct of Business of Parent.  Except for matters expressly required, permitted or contemplated by this Agreement, set forth in Section 5.02 of the Parent Disclosure Schedule, or as otherwise consented to in advance in writing by the Company, from the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, maintain in effect all of its Permits necessary to conduct its business in the ordinary course consistent with past practice and (i) preserve intact its material assets, material proprietary rights of Parent and current business organization, (ii) keep available the services of its directors, officers and key employees, and (iii) preserve its relationships with its customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with it with the objective of preserving unimpaired their goodwill and ongoing business.  In addition, without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or set forth in Section 5.02 of the Parent Disclosure Schedule, from the date of this Agreement until the Effective Time, Parent shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

(a)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Parent or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of Parent to its parent, (ii) split, combine or reclassify any capital stock of Parent or any of its Subsidiaries, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Parent or any of its Subsidiaries, (iv) purchase, repurchase, redeem or otherwise acquire any capital stock of Parent or capital stock of the Subsidiaries of Parent (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of Parent or any of its Subsidiaries), other than pursuant to currently existing Contracts providing for the repurchase of Parent’s capital stock upon the departure or termination of an employee, (v) amend any term of any capital stock of Parent or of its Subsidiaries (in each case, whether by merger, consolidation or otherwise), or (vi) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by Parent in any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its Subsidiaries;

(b)         authorize for issuance, issue, deliver, sell, grant, pledge, transfer, or agree or commit to issue, sell or deliver or otherwise encumber or dispose of or subject to any Lien (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), any shares of Parent’s capital stock or the capital stock of any of its Subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), other than the issuance and delivery of shares of Parent Common Stock upon the exercise of options or Parent Warrants that are outstanding on the date of this Agreement;

(c)         amend or change its Articles of Incorporation, Bylaws or comparable organizational documents (whether by merger, consolidation or otherwise);

(d)         acquire (i) any material amount of stock or assets of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise or (ii) any other material assets (other than assets acquired in the ordinary course of business for amounts that are consistent with past practice);

(e)         (i) establish or acquire any Subsidiary other than wholly-owned Subsidiaries or Subsidiaries organized outside of the United States and its territorial possessions or (ii) amend, modify or waive any term of any outstanding security of Parent or any of its Subsidiaries;

(f)         pledge, transfer, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material Subsidiary of Parent or any of the assets or properties of Parent or any of its material Subsidiaries, except for  (i) immaterial properties or assets (or immaterial portions of properties or assets) or (ii) pursuant to existing contracts or commitments for inventory in the ordinary course of business consistent with past practice;

(g)         (i) grant to any current or former director, officer, employee or consultant of Parent or any Subsidiary of Parent any increase in any manner in compensation or benefits, or pay any bonus thereto except (x) increases in base salaries of non-executive officer employees in accordance with past practices so long as such increases do not exceed 5% of the aggregate current annualized base salaries of all non-executive officer employees of Parent and Subsidiaries of Parent, or (y) bonuses granted in the ordinary course consistent with past practice, (ii) terminate any employee other than in the ordinary course of business or grant or pay to any current or former director, officer, employee or consultant of Parent or any Subsidiary of Parent any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under applicable Law or existing plans, policies, agreements or arrangements of Parent, (iii) establish, adopt, enter into or amend any employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof (other than entering into offer letters that contemplate “at will” employment without severance benefits or as otherwise permissible under this Section 5.02) or collective bargaining agreement except to the extent required under applicable Law, (iv) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company benefit plan, or (v) make any Person a beneficiary of any retention or severance plan under which such Person is not, as of the date of this Agreement, a beneficiary which would entitle such Person to payments, vesting, acceleration, or any other right as a consequence of consummation of the Transactions and/or termination of employment;

(h)         (i) assume, purchase, repurchase, prepay or incur any Indebtedness, including by way of a guarantee, issuance or sale of debt securities or any merger, business combination or other acquisition, (ii) issue or sell options, warrants, calls or other rights to acquire any debt securities of Parent or any of its Subsidiaries, (iii) guarantee any debt securities of others or enter into any “keep well” or other agreement to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iv) create any Lien on any material asset of Parent or any of its Subsidiaries, (v) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any other Person, other than to Parent or any of its wholly owned Subsidiaries, or (iv) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the Subsidiaries of Parent permitted under this Agreement;

(i)          adopt or put into effect a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its material Subsidiaries, other than any transaction specifically contemplated by this Agreement;

(j)          institute, settle, or agree to settle any material pending or threatened suit, action, claim or litigation, before any arbitrator, court or other Governmental Authority (for the avoidance of doubt, any settlement or Claim, consent decree which involves a conduct remedy or injunctive, equitable or similar relief or has a restrictive impact on business or involves payments in excess of $100,000 in the aggregate shall be deemed to be material);

(k)         agree to (i) any exclusivity provision or covenant of Parent or any of its Subsidiaries not to compete with the business of any other Person, or (ii) any other covenant of Parent or any of its Subsidiaries restricting in any material respect the development, manufacture, marketing or distribution of the products or services of Parent or any of its Subsidiaries or otherwise limiting in any material respect the freedom of Parent or any Subsidiary of Parent to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of the Company or any of its Affiliates in any material respect after the consummation of the Merger or the Transactions;

(l)         enter into any new line of business;

(m)        take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the Transactions;

(n)        take any action that would, or would be reasonably likely to, make any representation or warranty of Parent hereunder, or omit to take any action necessary to prevent any representation or warranty of Parent hereunder from being, inaccurate in any material respect at, or as of any time before, the Effective Time, or take any action that would, or would be reasonably likely to, result in, or omit to take any action necessary to prevent, any of the conditions to the Merger set forth in ARTICLE 6 not being satisfied; or

(o)         (i) enter into any Contract or agreement other than in the ordinary course of business and consistent with past practice; (ii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and its Subsidiaries taken as a whole; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.02(o) or Section 5.02(h);

(p)        amend, modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of Parent’s rights thereunder, other than in the ordinary course of business and consistent with past practice;

(q)        take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(r)         make any tax election or settle or compromise any United States federal, state, local or non-United States income tax liability;

(s)         pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of Parent as at September 30, 2009, or subsequently incurred in the ordinary course of business and consistent with past practice; or

(t)         announce an intention, authorize, resolve, commit or agree to take any of the foregoing actions.

5.03        Stockholders Meeting.

(a)         The Company, acting through the Company Board, shall, in accordance with applicable Law and its Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions.  The Company Board shall (i) recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, (iii) take all lawful actions to solicit such approval from the stockholders of the Company and (iv) not withdraw or modify such favorable recommendation, except in the event and to the extent the Company Board makes an Adverse Recommendation in accordance with Section 5.10(b). For purposes of this Agreement, a “Adverse Recommendation” shall be deemed to have occurred if:  (i) the Company Board or any committee thereof withdraws, modifies or changes its recommendation of this Agreement, the Merger or the Transactions in a manner adverse to Parent or shall have resolved or announced an intention to do so; (ii) the Company Board shall have recommended to the Company’s stockholders a competing Transaction or shall have resolved to do so or shall have entered into any letter of intent, memorandum of understanding, agreement in principle, merger agreement acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or similar document or any agreement, contract or commitment accepting any competing Transaction; (iii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board in favor of the approval and adoption of this Agreement and the approval of the Merger or (iv) the Company fails to call the Company Stockholders Meeting.

(b)        As soon as reasonably practicable following the execution of this Agreement and in connection with the Company Stockholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) give Merger Sub and Parent and their counsel reasonable opportunity to review and provide comments to, and the Company shall incorporate any reasonable comments so provided, the Proxy Statement prior to its being filed with the SEC and give Merger Sub and Parent and their counsel reasonable opportunity to review and provide comments to, and the Company shall incorporate any reasonable comments so provided, all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to Section 5.03(a), use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (v) use its commercially reasonable efforts otherwise to comply with all legal requirements applicable to the Company Stockholders Meeting.

(c)        Parent, as the sole stockholder of Merger Sub, shall, immediately prior to the execution of this Agreement by the parties hereto, approve and adopt this Agreement and the Merger.

5.04        Filings and Consents.  Subject to the terms and conditions of this Agreement, each Parent and the Company (i) shall use its commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, Permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use its commercially reasonable efforts to assist the other in timely making all such filings and timely seeking all such consents, approvals, Permits, authorizations and waivers required to be made and obtained by the other party.  Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein), afford the other party a reasonable opportunity to comment on such drafts and shall incorporate any reasonable comments provided into such drafts.

5.05        Access to Information.  From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with ARTICLE 7, and subject to the requirements of applicable Law, including any anti-trust Law, the Company will, and will cause each of its Subsidiaries and its and their Affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) access, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of the Company and each of its Subsidiaries and will cause the Company Representatives and its Subsidiaries to furnish or make available to Parent, Merger Sub and the Purchaser Representatives such financial and operating data and such other information with respect to the business and operations of the Company or any of its Subsidiaries as Parent, Merger Sub or the Purchaser Representatives may from time to time reasonably request. No investigation pursuant to this Section 5.05 shall affect any representation or warranty in this Agreement of the Company or any condition to the obligations of Parent hereunder.  Unless otherwise required by Law, each of Parent and Merger Sub will, and will cause the Purchaser Representatives to, hold any such information in confidence in accordance with the terms of the Confidentiality Agreement (as defined below).  Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, agreed to as of June 2, 2009 (the “Confidentiality Agreement”), between Parent and the Company shall apply to all information furnished to any Purchaser Representative by any Company Representative hereunder or thereunder.

5.06        Notification of Certain Matters.  Each of Parent and the Company shall promptly notify the other in writing of (a) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, (c) any material claims, Actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its Subsidiaries or any of their property or assets, (d) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate and (e) any failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.07        Public Announcements.  Each of Parent and the Company agrees that, promptly following the execution of this Agreement, the Company and Parent shall (a) issue a joint press release in a form mutually agreed to by Parent and the Company announcing the execution of this Agreement and the Transactions and (b) each file a current report with the SEC on Form 8-K attaching such press release and a copy of this Agreement as exhibits.  Thereafter, each of Parent and the Company agrees to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agrees to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party unless required by applicable Law.

5.08        Indemnification; Directors’ and Officers’ Insurance.

(a)         The Articles of Incorporation and the Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation substantially similar to those set forth in the Company’s Articles of Incorporation and Bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified in any manner for a period of six (6) years following the Effective Time that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s Articles of Incorporation or Bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless otherwise required by applicable Law.

(b)         From and after the Effective Time and for a period of six (6) years following the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is or has been prior to the date hereof or who becomes prior to the Effective Time an officer, director, employee or agent of the Company (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses, liabilities or amounts that are paid in settlement of, or otherwise incurred (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any claim, action, suit, demand, proceeding or investigation (a “Claim”) to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, employee or agent of the Company and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the Transactions), in each case to the fullest extent permitted and provided in the Company’s Articles of Incorporation and Bylaws as in effect at the date hereof (and shall pay expenses in advance of the final disposition of the claim(s) that are reasonably incurred in defending any such action or proceeding to each Indemnified Party to the fullest extent permitted under Nevada Law as provided in the Company’s Articles of Incorporation and Bylaws as in effect at the date hereof, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Nevada Law).

(c)         Any Indemnified Party wishing to claim indemnification under this Section 5.08 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.08, except to the extent such failure materially prejudices the Surviving Corporation).  In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)        Prior to the Effective Time, the Company shall procure a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy with terms and conditions reasonably satisfactory to the Company Board, so long as the cost thereof does not exceed 175% of the annual premium currently paid by the Company under its directors’ and officers’ liability insurance policy in effect as of the date of this Agreement, it being agreed that the Company shall use commercially reasonable efforts to obtain competitive quotes for such insurance coverage in an effort to reduce the cost thereof, provided, that if the cost for any such coverage is in excess of such amount, Parent or the Surviving Corporation shall only be required to maintain such coverage as is available for such amount.

(e)        This Section 5.08 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.  The provisions of this Section 5.08 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Parties, their heirs and personal representatives may have by contract or otherwise.

(f)         If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, as a condition to such consolidation, merger, transfer or conveyance, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume and agree to perform the obligations set forth in this Section 5.08.

5.09        Further Assurances; Commercially Reasonable Efforts.  Except as otherwise provided in this Agreement, prior to the Effective Time, the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

5.10        No Solicitation.

(a)        The Company, its Subsidiaries and their respective Affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to induce or facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.10(e)), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, induce, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) to make or effect an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.10 shall prohibit the Company Board, prior to approval of this Agreement by the stockholders of the Company at the Company Stockholders Meeting, from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal (which did not result from a breach of this Section 5.10) if (A) the Company Board determines in good faith, after consultation with its independent outside legal counsel, that failure to take such action would be inconsistent with  its fiduciary duties under applicable Law, (B) the Company Board determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation that, the Acquisition Proposal constitutes or would reasonably be expected to lead to, after taking into consideration of any revised proposal that Parent makes in accordance with Section 5.10(b), a Superior Proposal (as defined in Section 5.10(f)), (C) the Company Board has provided written notice to Parent of its intent to furnish information, or enter into discussions with such Person at least two business days prior to taking any such action, (D) the Company Board has obtained from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement and (E) any information furnished to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person. The Company shall take all action necessary to enforce, and shall not waive or amend, each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent); provided, however, that the Company may waive any standstill or similar agreement and permit a proposal to be made if the Company Board (or committee thereof) determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duty under applicable Law.  From and after the date hereof, the Company shall not and shall cause its Subsidiaries not to enter into any confidentiality or other agreement with any Person or group that restricts or prohibits the Company or any of its Subsidiaries from providing to Parent the foregoing information regarding (including the identity of the Person submitting) an Acquisition Proposal or which provides for any exclusive right of negotiation or dealing.  The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and shall use its commercially reasonable efforts to enforce any such agreement at the request of or on behalf of Parent, unless the Company Board determines in good faith (after receiving the advice of its outside legal counsel and financial advisor) that such action (or inaction, in the case of failing to provide any such release or waiver) would be inconsistent with its fiduciary duties under applicable Law.

(b)        The Company (i) will promptly (but in any event within one day) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal, including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry, (ii) will keep Parent fully informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry and (iii) provide to Parent as soon as practicable after receipt or delivery thereof a summary of the material terms and the identity of such Person.  Prior to taking any of the actions referred to in Section 5.10(a), the Company Board shall promptly (but in any event within one day) notify Parent orally and in writing of any action it proposes to take with respect to such Acquisition Proposal.  After taking any such action, the Company Board shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent.  Without limiting the foregoing, and subject to the compliance at all times with the provision of Section 5.10, (I) if a written Acquisition Proposal is made prior to the Company Stockholder Approval, the Company Board may make an Adverse Recommendation, if: (i)  the Company Board has determined in good faith (after receiving the advice of its outside legal counsel and independent financial advisor of nationally recognized reputation) that (A) that failing to make such Adverse Recommendation would be inconsistent with its fiduciary duties under applicable Law, and (B) such Acquisition Proposal constitutes a Superior Proposal; (ii)  the Company shall have provided Parent two business days’ prior notice (the “Notice Period”) following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company (A) representing to Parent that the Company Board has received a Superior Proposal not in violation of the provisions of Section 5.10, (B) specifying the material terms and conditions of such Superior Proposal, (C) identifying the Person making such Superior Proposal and (D) stating that the Company Board will consider making an Adverse Recommendation; it being understood and agreed that, prior to any such Adverse Recommendation occurring, any amendment to the consideration to be paid in connection with such Superior Proposal or material amendment to such Superior Proposal shall require a new Notice of Superior Proposal with respect to such amendments (a “Subsequent Notice”) and a new three business day Notice Period (a “Subsequent Notice Period”); (iii) during such Notice Period or Subsequent Notice Period, as the case may be, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent and its Representatives so as to permit Parent to propose to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal is no longer determined to constitute a Superior Proposal; and (iv) at the end of the Notice Period or any Subsequent Notice Period, as the case may be, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal, and (II) after an Adverse Recommendation is made in accordance with the foregoing clause (I), the Company shall be entitled to enter into a definitive and binding Acquisition Agreement providing for a Superior Proposal if this Agreement is terminated by the Company pursuant to Section 7.04(b) and, concurrently with and as a condition to the effectiveness of any such termination by the Company, the Company shall, concurrently with entering into such definitive and binding Acquisition Agreement, have paid all amounts due to Parent pursuant to Section 8.01(b).  The Company agrees that it will not enter into an Acquisition Agreement providing for a Superior Proposal referred to in this Section 5.10(b) until at least the sixth (6th) business day after it has provided the Notice of Superior Proposal or until at least the fourth (4th) business day after it has provided a Subsequent Notice, as the case may be.  Notwithstanding the foregoing, the Board may make an Adverse Recommendation not involving a Superior Proposal if the Board has determined in good faith that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(c)         Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company’s stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A, or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be required under applicable Law; provided, however, that none of the Company, the Company Board (or any committee thereof) or any Company Representative shall, except as permitted by Section 5.10(b),  propose to approve or recommend any Acquisition Proposal.

(d)         The Company and each of its Subsidiaries shall immediately cease and cause its Affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may be expected to lead to an Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such party..

(e)         For purposes of this Agreement, “Acquisition Proposal” shall mean, other than the Transactions contemplated by this Agreement, any offer or proposal (whether or not in writing) for, or any indication of interest in, (i) any direct or indirect (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary or otherwise) acquisition or purchase of the total assets of the Company or any of its Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Subsidiaries, taken as a whole, in a single transaction or series of related transactions, (ii) any direct or indirect (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary or otherwise) acquisition or purchase of 20% or more of any class of equity securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) of the Company or any of its Subsidiaries, in a single transaction or series of related transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its Subsidiaries, or (v) any public announcement of an agreement, proposal or plan to do any of the foregoing.

(f)         For purposes of this Agreement, “Superior Proposal” shall mean any written offer to consummate an Acquisition Proposal by a Person pursuant to which such Person would acquire, directly or indirectly, more than 50% of the Common Shares or substantially all of the assets of the Company and its Subsidiaries, taken as a whole that (i) the Company Board has determined in good faith, after consultation with an independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to the Company than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal), (ii) the Company Board has determined in good faith, after consultation with its independent outside legal counsel, is of such a nature that failure to accept such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable Law and (iii) is reasonably likely to be completed in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such Acquisition Proposal and any antitrust or competition Law approvals or non-objections)).

5.11        SEC Reports.  From the date of this Agreement until the earlier of the termination of this Agreement pursuant to ARTICLE 7 or the Effective Time, the Company shall use commercially reasonable efforts to file on a timely basis all SEC reports required to be filed by it with the SEC under the Exchange Act (“SEC Reports”), the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

5.12        Termination of Registration.  Each of Parent and the Company agrees to cooperate with the other in taking, or causing to be taken, all actions necessary to terminate the registration of the Common Shares under the Exchange Act; provided that such termination shall not be effective until or after the Effective Time.

5.13        Stockholder Litigation.  Each of Parent and the Company shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company, Parent or Merger Sub, as applicable, and their directors relating to the Transactions.  The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any stockholder of the Company relating to this Agreement or the Merger, without the prior written consent of Parent (which will not be unreasonably conditioned, withheld or delayed).  The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain, prohibit or otherwise oppose the Merger and will cooperate with Parent to resist any such effort to restrain, prohibit or otherwise oppose the Merger.

5.14        Employee Matters.  With respect to the employees of the Company who remain employed after the Effective Time by the Company following the Effective Time (the “Continuing Employees”), and to the extent not prohibited under the terms of Parent’s applicable benefit plans, Parent shall treat and cause its applicable benefit plans to treat the service of the Continuing Employees with the Company prior to the Effective Time as service rendered to Parent or any Affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, and for the purpose of determining future vacation and severance.  Continuing Employees shall receive employee benefits no less favorable in aggregate than those provided to similarly situated Parent employees.  Parent shall, or shall cause its applicable Subsidiary to, assume and perform the Company’s employment and change in control agreements.  Parent shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company’s group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation other than waiting period restrictions or pre-existing condition limitations that were applicable to such Continuing Employee immediately prior to the Effective Time and to provide credit for any coinsurance and deductibles prior to the Effective Time but in the same plan year.  Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits or credit inconsistent with the terms of any Parent benefit plans.  Furthermore, nothing contained in this Section 5.14 shall require or imply that the employment of the employees of the Company who are employed at the Effective Time will continue for any particular period of time following the Effective Time.  This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any Affiliate of Parent.

5.15        Options and Warrants.

(a)         At the Effective Time, each Option which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Option, in accordance with the terms of the Company Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Board of Directors shall be substituted for the Company and the Company’s Board of Directors administering such Company Stock Plan, (ii) each Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such Option), (iii) the number of shares of Parent Common Stock subject to such Option shall be equal to the number of Common Shares subject to such Option immediately prior to the Effective Time multiplied by 1.54448 (the “Exchange Ratio”), and (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Exchange Ratio and rounding up to the nearest cent.  Notwithstanding the provisions of clause (iii) of the preceding sentence, Parent shall not be obligated to issue any fraction of a share of Parent Common Stock upon exercise of Options and any fraction of a share of Parent Common Stock that otherwise would be subject to a converted Option shall represent the right to receive a cash payment upon exercise of such converted Option equal to the product of such fraction and the difference between the market value of one share of Parent Common Stock at the time of exercise of such converted Option and the per share exercise price of such converted Option.  In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 5.15(a), (1) each Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and (2) each Option shall be adjusted in a manner so as to comply with the requirements of Section 409A of the Code.  The Company agrees to take all necessary steps to effectuate the foregoing provisions of this Section 5.15(a), including using its best efforts to obtain from each holder of a Option any consent or contract or agreement that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 5.15(a).  Anything in this Agreement to the contrary notwithstanding, Parent shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 5.15(a) to a former holder of a Option who has not delivered such consent or contract or agreement.

(b)         At the Effective Time, each Warrant which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Warrant, in accordance with its terms, except that from and after the Effective Time, (i) each Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such Warrant), (ii) the number of shares of Parent Common Stock subject to such Warrant shall be equal to the number of Common Shares subject to such Warrant immediately prior to the Effective Time multiplied the Exchange Ratio, and (iii) the per share exercise price under each such Warrant shall be adjusted by dividing the per share exercise price under each such Warrant by the Exchange Ratio and rounding up to the nearest cent.  Notwithstanding the provisions of clause (ii) of the preceding sentence, Parent shall not be obligated to issue any fraction of a share of Parent Common Stock upon exercise of Warrants and any fraction of a share of Parent Common Stock that otherwise would be subject to a converted Warrant shall represent the right to receive a cash payment upon exercise of such converted Warrant equal to the product of such fraction and the difference between the market value of one share of Parent Common Stock at the time of exercise of such converted Warrant and the per share exercise price of such converted Warrant.  The Company agrees to take all necessary steps to effectuate the foregoing provisions of this Section 5.15(b), including using its best efforts to obtain from each holder of a Warrant any consent or contract or agreement that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 5.15(b).  Anything in this Agreement to the contrary notwithstanding, Parent shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 5.15(b) to a former holder of a Warrant who has not delivered such consent or contract or agreement.

5.16        Equity Financings.  From the date of this Agreement until the earlier of the termination of this Agreement pursuant to ARTICLE 7 or the Effective Time, Parent and the Company shall not, without the prior written consent of the other party, issue, or enter into any agreement to issue, any shares of capital stock or any other securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents in connection with a capital raising transaction.

5.17        Parent Covenants.  Following the Effective Time, Parent shall take reasonable actions to (i) change its name to “QuantRx Diagnostics Corp.,” (ii) qualify for listing on the American Stock Exchange or Nasdaq Global Market, (iii) increase the number of shares under the Parent Stock Plans such that the shares reserved for issuance pursuant to the Parent Stock Plans represent fifteen percent (15%) of the capital stock of Parent post-Merger on a fully diluted basis, (iv) maintain a board of directors of Parent consisting of five (5) directors, which shall consist of three directors to be designated by Parent and two of the directors to be designated by the Company, (v) designate an executive management team that shall consist of Mr. Walter Witoshkin, Harin Padma-Nathan, M.D. and Sasha Afanassiev, with the exact officer positions of such individuals to be determined prior to the Effective Time, and (vi) terminate the Limited Liability Company Agreement of QN Diagnostics, LLC, and to wind up and dissolve the affairs of such limited liability company in a tax efficient manner.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01        Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of each of the following conditions:

(a)           Company Stockholder Approval.  The Company shall have obtained the Stockholder Approval at the Company Stockholders Meeting in accordance with Nevada Law, the Company’s articles of incorporation and its bylaws.

(b)           No Orders and Injunctions.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its Subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

(c)           Material Consents.  All material consents, approvals, Permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made or obtained prior to the consummation of the Merger shall have been made or obtained.

(d)           No Litigation.  There shall not be pending by any Governmental Authority any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other Transactions or (iii) seeking to impose limitations on the ability of Parent, Merger Sub or any of their respective Affiliates, to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the stockholders of the Company.

(e)           Form S-4.  The SEC shall have declared the Registration Statement effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding shall have been initiated by the SEC.

6.02        Conditions to Obligations of Merger Sub and Parent.  The obligations of each of Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent, acting under the direction of its board of directors, in writing prior to the Effective Time:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (ignoring for purposes of a determination of any breach of such representations and warranties any qualification based upon “material,” “materiality,” “Company Material Adverse Effect” or any similar qualification contained in such representations and warranties) (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date); provided, however, that, in the event of a breach of a representation or warranty, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b)           Covenants and Agreements.  The Company shall have, in all material respects performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c)           No Company Material Adverse Effect.  No circumstance, effect, event or change shall have occurred prior to the Effective Time which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)           Officers’ Certificate.  At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer or Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a) and (b) above have been satisfied.

(e)           Minimum Cash Balance.  Immediately prior to the Closing, the Company shall provide evidence that is reasonably satisfactory to Parent that the Company has cash or cash equivalents equal to or greater than $1,000,000.

6.03        Conditions to Obligation of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a)        Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (ignoring for purposes of a determination of any breach of such representations and warranties any qualification based upon “material,” “materiality,” “Parent Material Adverse Effect” or any similar qualification contained in such representations and warranties) (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date); provided, however, that, in the event of a breach of a representation or warranty, the condition set forth in this Section 6.03(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(b)        Covenants and Agreements.  Each of Merger Sub and Parent shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.

(c)        No Parent Material Adverse Effect.  No circumstance, effect, event or change shall have occurred prior to the Effective Time which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(d)        Officers’ Certificate.  At the Closing, each of Merger Sub and Parent shall deliver an Officers’ Certificate, duly executed by their respective Chief Executive Officer or Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.03(a) and (b) above have been satisfied.

ARTICLE 7

TERMINATION

7.01        Termination by Mutual Consent.  This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent and Merger Sub, acting under the direction of their respective boards of directors.

7.02        Termination by Merger Sub, Parent or the Company.  This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by either Merger Sub and Parent, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, by action of the Company Board, if:

(a)        any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.09 or the proviso contained in Section 6.01(b);

(b)        the Merger shall not have been consummated on or before June 30, 2010 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to have been consummated on or before the Expiration Date;

(c)        there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; or

(d)        the Stockholder Approval shall not have been obtained by the earlier to occur of (i) the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken or (ii) the date that is two (2) business days prior to the Expiration Date.

7.03        Termination by Merger Sub and Parent.  This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by action of the board of directors of Merger Sub and the board of directors of Parent, if:

(a)        the Company shall have breached any of its representations, warranties, covenants (other than Section 5.10) or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Company Breach”) and such Terminating Company Breach (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) has not been cured within twenty business days after notice thereof is received by the Company; provided, however, that Parent and Merger Sub shall have no right to terminate this Agreement pursuant to this Section 7.03(a) if there is an uncured Terminating Merger Sub Breach at the time of the Terminating Company Breach;

(b)        the Company Board shall have made an Adverse Recommendation; or

(c)        the Company shall have materially breached any of its obligations under Section 5.10;

7.04        Termination by the Company.  This Agreement may be terminated by the Company, acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned, if:

(a)        at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, Merger Sub or Parent shall have breached any of their respective representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Merger Sub Breach”) and such Terminating Merger Sub Breach (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is not cured within twenty business days after written notice thereof is received by Merger Sub and Parent; provided, however, that the Company shall have no right to terminate this Agreement pursuant to this Section 7.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Merger Sub Breach; or

(b)        at any time prior to the approval of this Agreement by the stockholders of the Company, pursuant to and in accordance with Section 5.10 (provided that the Company shall have complied with the provisions of Section 5.10 in all material respects, including, without limitation, the notice provisions therein, and shall have concurrently with such termination made all payments to Merger Sub and Parent required by Section 8.01).

7.05        Effect of Termination.  In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this ARTICLE 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, Affiliates and agents, other than the provisions of the last sentence of Section 5.05 and the provisions of Sections 5.07, 7.05, 8.01, 8.03 and 8.08.  Nothing contained in this Section 7.05 shall relieve any party hereto from liability for any intentional breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.01        Payment of Expenses.

(a)           Except as otherwise specified in this Agreement, each of the parties hereto shall bear its own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions.  “Expenses” as used in this Agreement shall include all actual, documented out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any actual, documented out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(b)           If this Agreement is terminated by (i) the Company pursuant to Section 7.04(b) or (ii) by Parent pursuant to Section 7.03(b) or (iii) Parent or the Company (A) pursuant to Section 7.02(d) due to the failure of the Company’s stockholders to approve this Agreement or the Merger, (B) prior to the time of such failure to so approve this Agreement or the Merger a competing Transaction shall have been publicly announced with respect to the Company and (C) the Company enters into an agreement providing for a Third Party Acquisition (as defined below) within 12 months after the date of such termination, then, concurrently with any such termination of this Agreement, the Company shall pay to Parent the Break Up Fee.  “Break Up Fee” means cash in immediately available funds in an amount equal to $260,000 minus the amount of any Expenses paid by the Company to Parent under Section 8.01(c). “Third Party Acquisition” means, other than the Transactions contemplated by this Agreement, any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 50% or more of the total assets of the Company or any of its Subsidiaries, in a single transaction or series of related transactions, (ii) any direct or indirect acquisition or purchase of 50% or more of any class of equity securities of the Company or any of its Subsidiaries, in a single transaction or series of related transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any of its Subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its Subsidiaries, or (v) any public announcement of an agreement, proposal or plan to do any of the foregoing.

(c)           All amounts payable by a party under this Section 8.01 shall be paid within ten (10) business days in cash and in immediately available funds to such account as Parent may designate in writing.

(e)           The parties acknowledge that the agreements contained in Section 8.01 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  If one party fails to promptly pay to the other any expense reimbursement or fee due under this Section 8.01, the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any Action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank N.A. plus five percent (5%) per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

8.02        Performance by Merger Sub and Surviving Corporation.  Parent agrees to cause Merger Sub and Surviving Corporation to perform all of their respective agreements, covenants and obligations under this Agreement.  Parent hereby irrevocably and unconditionally guarantees the due and punctual performance of Merger Sub’s obligations hereunder.

8.03        No Survival.  The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with ARTICLE 7 hereof.  Notwithstanding the foregoing, the agreements set forth in ARTICLE 1 and ARTICLE 2, Section 5.08 and ARTICLE 8 shall survive the Effective Time and those set forth in Section 7.05, Section 8.01 and Section 8.02 shall survive termination.

8.04        Modification or Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by Law requires the further approval by such stockholders without such further approval.  Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.

8.05        Entire Agreement; Assignment.  This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective Affiliates or direct or indirect Subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation).  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.06        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.07         Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given as follows:

if to Parent or Merger Sub, to:

QuantRx Biomedical Corp.
100 S. Main Street
Suite 300
Doylestown, PA  18901
Attention: Chief Executive Officer
Facsimile No.: (267) 880-1596

with a copy to:

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Michael D. Helsel, Esq.
Facsimile No.: (212) 805-9284

if to the Company, to:

NuRx Pharmaceuticals, Inc.
18 Technology, Suite 130
Irvine, CA  92618
Attention: Chief Executive Officer
Facsimile No.: (310) 247-3844

with a copy to:

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
Attention:  Michael S. Kagnoff, Esq.
Facsimile No.: (858) 638-5122

or to such other address or facsimile number as such party may hereafter specify for such purpose by notice to each other party hereto.  All such notices, requests and other communications shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt of transmission by facsimile transmission, or (iii) on the date of confirmation of receipt if delivered by an internationally recognized courier service.

8.08        Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

8.09        Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.10        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Original signatures hereto may be delivered by facsimile or by portable data format (PDF) which shall be deemed originals.

8.11        Certain Definitions.  As used in this Agreement:

(a)           “Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise;

(b)           “Indebtedness” means, with respect to the Company and its Subsidiaries, (i) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to generally agreed accounting principles, (iv) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, (vi) any liability which is deemed a long-term liability under generally agreed accounting principles, (vii) guarantees and similar commitments relating to any of the foregoing items, and (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing;

(c)           “Person” or “person” means any individual, corporation, partnership, limited liability company, trust, or any other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(d)           “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

8.12        Specific Performance.  The parties hereto agree that irreparable damage would occur to one party in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the other party.  It is accordingly agreed that either party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party and to seek to enforce specifically the terms and provisions of this Agreement against the other party without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13        Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.04, waive compliance by the other party with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.14        Third-Party Beneficiaries.  Except for the provisions of Section 5.08, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

8.15        Submission to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Nevada or the United States District Court for the District of Nevada, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the state courts of the State of Nevada or the United States District Court for the District of Nevada. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.16        Waiver of Jury Trial.  THE PARTIES, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY CONDUCT, ACT OR OMISSION OF EITHER PARTY OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH EITHER OF THE PARTIES IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

NURX PHARMACEUTICALS, INC.

By:	/s/ Harin Padma-Nathan
Name:	Harin Padma-Nathan
Title:	CEO and President

NP ACQUISITION CORPORATION

By:	/s/ Walter Witoshkin
Name:	Walter Witoshkin
Title:	President

QUANTRX BIOMEDICAL CORPORATION

By:	/s/ Walter Witoshkin
Name:	Walter Witoshkin
Title:	CEO